Exhibit 99.1

Capstone Extends Convertible Note Maturity to December 2027

Extension provides additional financial flexibility following retirement of approximately 87% of original convertible note principal.

NEW YORK--(BUSINESS WIRE)--Capstone Holding Corp. (NASDAQ: CAPS), a national, technology-enabled building products distribution platform, today announced an agreement with 3i, LP to extend the maturity of its remaining convertible note from October 22, 2026, to December 13, 2027.

The note, originally issued on October 22, 2025, has approximately $0.9 million in principal outstanding. Capstone has now retired approximately 87% of the original $6.8 million in principal issued under its two convertible notes with 3i.

Under the extension agreement, interest accruing after October 22, 2026, will be calculated solely on the outstanding principal balance at the note's existing 7% annual rate. 3i has also agreed not to enforce existing defaults prior to the new maturity date, with no default interest or late charges accruing on those defaults. The note's conversion rights remain unchanged.

“This agreement underscores our lending partner’s confidence in Capstone’s financial position and allows us to move forward with greater financial flexibility and a substantially reduced convertible debt balance,” said Matthew Lipman, Chief Executive Officer. “Our priority remains growing the business, improving profitability, and creating long-term value for our shareholders.”

For additional updates, visit Capstone's Investor Relations website at www.capstoneholdingcorp.com.

About Capstone Holding Corp.

Capstone Holding Corp. (NASDAQ: CAPS) is a national, technology-enabled building products distribution platform optimizing supply chains across 38 U.S. states and Canada. Through its Instone operating platform and inventory portal, the Company aggregates and delivers proprietary stone veneer, hardscape materials, and modular masonry systems. Capstone’s model combines digital infrastructure, owned-inventory logistics, and disciplined acquisitions to drive scalable margin expansion and operating leverage across its growing platform.

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events and performance, including the retirement or refinancing of the Company's remaining convertible debt, financial flexibility, and operating outlook. Actual results may differ materially from those projected due to a range of factors, including but not limited to the Company's liquidity and access to capital; its ability to comply with, or obtain waivers of, financial covenants; the refinancing or repayment of indebtedness as it matures; conditions that may raise substantial doubt about the Company's ability to continue as a going concern; macroeconomic conditions; and other execution risks. Please review the Company's filings with the SEC for a full discussion of these and other risk factors. Capstone undertakes no obligation to revise forward-looking statements except as required by law.

Investor Contact

Investor Relations

Capstone Holding Corp.

investors@capstoneholdingcorp.com

www.capstoneholdingcorp.com

Source: Capstone Holding Corp.